Exhibit 16.1



July 13, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Commissioners:

We have read the statements made by Ecology and Environment, Inc. which were filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated July 7, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very Truly Yours,

/s/PriceWaterhouseCoopers, LLP
Cincinnati, OH